SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13D-1(B), (C) AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)
                              (Amendment No. 1)(1)


                         Aladdin Knowledge Systems Ltd.
                         ------------------------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                    010905729
                                    ---------
                                 (CUSIP Number)

                                December 2, 2005
                                ----------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  |_|  Rule 13d-1(b)

                  |X|  Rule 13d-1(c)

                  |_|  Rule 13d-1(d)


                              (Page 1 of 20 Pages)

----------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act"), or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 2 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Raj Rajaratnam
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            732,165 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            732,165 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             732,165 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                       |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 3 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            732,165 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            732,165 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             732,165 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 4 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Management, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            732,165 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            732,165 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             732,165 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 5 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Advisors, L.L.C.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            115,450 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            115,450 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             115,450 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 6 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captain's Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            28,250 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            28,250 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             28,250 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 7 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Captains Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            111,750 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            111,750 (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             111,750 (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 8 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Buccaneer's Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            154,065 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            154,065  (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             154,065  (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.1%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 9 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Partners, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            24,250 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            24,250  (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             24,250  (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.2%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 10 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Explorers Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Cayman Islands
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            98,250 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            98,250  (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             98,250  (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.7%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 11 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Partners II, L.P.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            62,950 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            62,950  (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             62,950  (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             0.4%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 12 of 20   Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

             Galleon Technology Offshore, Ltd.
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                        (a) |_|
                                                                        (b) |X|
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Bermuda
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
          NUMBER OF
            SHARES                          0
         BENEFICIALLY
           OWNED BY
             EACH
          REPORTING
            PERSON
             WITH
                        --------------------------------------------------------
                                    6       SHARED VOTING POWER

                                            252,650 (See Item 4)
                        --------------------------------------------------------
                                    7       SOLE DISPOSITIVE POWER

                                            0
                        --------------------------------------------------------
                                    8       SHARED DISPOSITIVE POWER

                                            252,650  (See Item 4)
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             252,650  (See Item 4)
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*                                                |_|

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             1.8%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 13 of 20   Pages
--------------------------------------------------------------------------------

                  SCHEDULE 13-G - TO BE INCLUDED IN STATEMENTS
                         FILED PURSUANT TO RULE 13d-1(c)

ITEM 1(A).  NAME OF ISSUER:

                  Aladdin Knowledge Systems Ltd.

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  15 Beit Ived Street
                  Tel Aviv, Israel L5 61110

ITEM 2(A).  NAME OF PERSON FILING:

                  Raj Rajaratnam
                  Galleon Management, L.L.C.
                  Galleon Management, L.P.
                  Galleon Advisors, L.L.C.
                  Galleon Captain's Partners, L.P.
                  Galleon Captains Offshore, Ltd.
                  Galleon Buccaneer's Offshore, Ltd.
                  Galleon Explorers Partners, L.P.
                  Galleon Explorers Offshore, Ltd.
                  Galleon Technology Partners II, L.P.
                  Galleon Technology Offshore, Ltd.

                  Each of the foregoing, a "Reporting Person."

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  For Galleon Management, L.P.:
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

                  For each Reporting Person other than Galleon Management, L.P.: c/o Galleon Management, L.P.
                  135 East 57th Street, 16th Floor
                  New York, NY 10022

ITEM 2(C).  CITIZENSHIP:

                  For Raj Rajaratnam:  United States
                  For Galleon Captains Offshore, Ltd.: Bermuda

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 14 of 20   Pages
--------------------------------------------------------------------------------

                  Galleon Buccaneer's Offshore, Ltd.: Cayman Islands Galleon Explorers Offshore, Ltd.: Cayman Islands Galleon Technology Offshore, Ltd.: Bermuda

                  For each Reporting Person other than Raj Rajaratnam,
                  Galleon Captains Offshore, Ltd., and Galleon Buccaneer's Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon Technology Offshore, Ltd.: Delaware

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(E).  CUSIP NUMBER:

                  010905729

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2 (B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not applicable.

ITEM 4.     OWNERSHIP.


            For Raj Rajaratnam, Galleon Management, L.P., and Galleon Management, L.L.C.:


            (a) Amount Beneficially Owned:

                  732,165 shares of Common Stock



            (b) Percent of Class:

                  5.1% (Based upon 14,349,000 shares of Common Stock outstanding)



            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          732,165

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 732,165

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 15 of 20   Pages
--------------------------------------------------------------------------------



For Galleon Advisors, L.L.C.:

            (a) Amount Beneficially Owned:

                  115,450

            (b) Percent of Class:

                  0.8% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          115,450

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 115,450

For Galleon Captain's Partners, L.P.:

            (a) Amount Beneficially Owned:

                  28,250 shares of Common Stock

             b) Percent of Class:

                  0.2% (Based upon 14,349,000 shares of Common Stock outstanding)

             c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          28,250

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 28,250

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 16 of 20   Pages
--------------------------------------------------------------------------------

For Galleon Explorers Partners, L.P.:

            (a) Amount Beneficially Owned:

                  24,250 shares of Common Stock

            (b) Percent of Class:

                  0.2% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          24,250

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 24,250

For Galleon Explorers Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  98,250 shares of Common Stock

            (b) Percent of Class:

                  0.7% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          98,250

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 98,250

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 17 of 20   Pages
--------------------------------------------------------------------------------

For Galleon Technology Partners II, L.P.:

            (a) Amount Beneficially Owned:

                  62,950 shares of Common Stock

            (b) Percent of Class:

                  0.4% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          62,950

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 62,950

For Galleon Technology Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  252,650 shares of Common Stock

            (b) Percent of Class:

                  1.8% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          252,650

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 252,650

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 18 of 20   Pages
--------------------------------------------------------------------------------

Galleon Captains Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  111,750 shares of Common Stock

            (b) Percent of Class:

                  0.8% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          111,750

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 111,750

For Galleon Buccaneer's Offshore, Ltd.:

            (a) Amount Beneficially Owned:

                  154,065 shares of Common Stock

            (b) Percent of Class:

                  1.1% (Based upon 14,349,000 shares of Common Stock outstanding)

            (c) Number of shares as to which such person has:

                  (i)     Sole power to vote or to direct the vote: 0

                  (ii)    Shared power to vote or to direct the vote:
                          154,065

                  (iii)   Sole power to dispose or to direct the
                          disposition of: 0

                  (iv) Shared power to dispose or to direct the disposition of: 154,065

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 19 of 20   Pages
--------------------------------------------------------------------------------

Pursuant to the partnership agreement of Galleon Captains Partners, L.P., Galleon Technology Partners II, L.P., and Galleon Explorers Partners, L.P., Galleon Management, L.P. and Galleon Advisors, L.L.C. share all investment and voting power with respect to the securities held by Galleon Captains Partners, L.P., Galleon Technology Partners, L.P., and Galleon Explorers Partners, L.P., and pursuant to an investment management agreement. Galleon Management, L.P. has all investment and voting power with respect to the securities held by Galleon Captains Offshore, Ltd., Galleon Technology Offshore, Ltd., Galleon Explorers Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd. Raj Rajaratnam, as the managing member of Galleon Management, L.L.C., controls Galleon Management, L.L.C., which, as the general partner of Galleon Management, L.P., controls Galleon Management, L.P. Raj Rajaratnam, as the managing member of Galleon Advisors, L.L.C., also controls Galleon Advisors, L.L.C. The shares reported herein by Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. may be deemed beneficially owned as a result of the purchase of such shares by Galleon Captains Partners, L.P., Galleon Captains Offshore, Ltd., Galleon Technology Partners II, L.P., Galleon Technology Offshore, Ltd., Galleon Explorers Partners, L.P., Galleon Explorers Offshore, Ltd., and Galleon Buccaneers Offshore, Ltd., as the case may be. Each of Raj Rajaratnam, Galleon Management, L.P., Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaims any beneficial ownership of the shares reported herein, except to the extent of any pecuniary interest therein.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

--------------------------------------------------------------------------------
CUSIP NO. 010905729                  13G                 Page 20 of 20   Pages
--------------------------------------------------------------------------------

ITEM 10.  CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                  Raj Rajaratnam
                  --------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
                  For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member
                     of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;


Dated:  December 12, 2005

                                    EXHIBIT 1
                                    ---------

            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

                  RAJ RAJARATNAM
                  --------------
                  Raj Rajaratnam, for HIMSELF;
                  For GALLEON MANAGEMENT, L.L.C., as its Managing Member;
                  For GALLEON MANAGEMENT, L.P., as the Managing Member of its
                     General Partner, Galleon Management, L.L.C.;
                  For GALLEON ADVISORS, L.L.C., as its Managing Member;
                  For GALLEON CAPTAINS PARTNERS, L.P., as the Managing Member of
                     its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON CAPTAINS OFFSHORE, LTD., as the Managing Member of
                     Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON BUCCANEERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory.
                  For GALLEON EXPLORERS PARTNERS, L.P., as the Managing Member
                     of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON EXPLORERS OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;
                  For GALLEON TECHNOLOGY PARTNERS II, L.P., as the Managing
                     Member of its General Partner, Galleon Advisors, L.L.C.;
                  For GALLEON TECHNOLOGY OFFSHORE, LTD., as the Managing Member
                     of Galleon Management, L.L.C., which is the General Partner of Galleon Management, L.P., which in turn, is an Authorized Signatory;



Dated:  December 12, 2005